Exhibit 99.8

ORANGEKLOUD TECHNOLOGY INC.

RELATED PERSON TRANSACTION POLICY

As adopted by the Board of Directors, effective July 9th, 2024

1. Background

The Code of Business Conduct and Ethics of Orangekloud Technology Inc., a Cayman Islands corporation (the “Company”), as amended from time to time, which applies to all directors and employees, provides that all conflicts of interest should be avoided. The Board of Directors of the Company (the “Board”) recognizes that a Related Person (as defined in Section 5) participating in a transaction with the Company can present perceived, potential or actual conflicts of interest. Moreover, pursuant to Item 404 of Regulation S-K, certain transactions between the Company and specified related persons need to be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). In addition, SEC rules and the Nasdaq Listing Rules require our Board to assess whether relationships or transactions exist that may impair the independence of our outside directors. Accordingly, the Board has adopted this Related Person Transaction Policy (“Policy”) to ensure that all Related Person Transactions (as defined in Section 5) shall be subject to review, approval or ratification in accordance with the procedures set forth below and that all necessary disclosures concerning these transactions are timely made. In the event of any conflict between this Policy and the certificate of incorporation or bylaws of the Company, including, without limitation, provisions related to business opportunities presented to members of the Board, the provisions set forth in the certificate of incorporation or bylaws, as applicable, shall control.

2. Policy Statement

Each Related Person Transaction must be reviewed and approved or ratified in accordance with the guidelines set forth in this Policy (i) by the Audit Committee of the Board (the “Committee”) or (ii) if the Committee determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested, independent members of the Board, by the disinterested, independent members of the Board by the vote of a majority thereof.

In considering whether to approve or ratify any Related Person Transaction, the Committee or the disinterested, independent members of the Board, as the case may be (the “Reviewing Directors”), shall consider all relevant information available concerning the Related Person Transaction, including, but not limited to, the following:

a)	the size of the transaction and the amount payable to a Related Person;

b)	the nature of the interest of the Related Person in the transaction;

c)	whether the transaction may involve a conflict of interest;

d)	whether the transaction was undertaken in the ordinary course of business of the Company;

e)	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and

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f)	any other information regarding the Related Person Transaction or Related Person that would be material to investors in light of the circumstances of the transaction.

The Reviewing Directors may approve the Related Person Transaction only if they determine in good faith that, based on all of the relevant information available to them, the transaction is in the best interests of the Company and its shareholders. The Reviewing Directors, in their sole discretion, may impose such conditions as they deem appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

3. Procedure

Prior to entering into a Related Person Transaction, the Related Person (or if the Related Person is an Immediate Family Member of an Executive Officer, director or nominee for director of the Company, such Executive Officer, director or nominee for director) shall advise the Chair of the Committee of all relevant material information regarding the Related Person Transaction. The Chair of the Committee shall have the power to approve or ratify any such Related Person Transaction, provided that he or she is not a party thereto. Alternatively, the Committee shall consider such Related Person Transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose, unless the Committee determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested, independent members of the Board, in which case such disinterested, independent members of the Board shall consider such Related Person Transaction at the Board’s next regularly scheduled meeting or, if they deem it advisable, prior thereto at an interim meeting called for such purpose. Except as set forth below, any Related Person Transaction not approved in advance by the Reviewing Directors shall not be entered into by the Company unless the consummation of such Related Person Transaction is expressly subject to ratification by the Reviewing Directors. If the Reviewing Directors do not ratify such Related Person Transaction, the Company shall not consummate such Related Person Transaction.

If the Company enters into a transaction that (i) the Company was not aware constituted a Related Person Transaction at the time it was entered into but which it subsequently determines is a Related Person Transaction or (ii) did not constitute a Related Person Transaction at the time such transaction was entered into but thereafter becomes a Related Person Transaction, then in either such case the Related Person Transaction shall be presented for approval or ratification in the manner set forth above. If such Related Person Transaction is not approved or ratified by the Reviewing Directors, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation therein.

No director shall participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person or an Immediate Family Member of the director is a Related Person, except that the director shall provide all material information concerning the Related Person Transaction to the Committee. Such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers such transaction.

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If a Related Person Transaction will be ongoing, the Committee, in its sole discretion, may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

4. Disclosure

The Company shall disclose all Related Person Transactions as may be required under applicable securities laws and regulations, including, without limitation, Item 404 of Regulation S-K. Consideration and approval of any particular transaction by the Reviewing Directors shall not be dispositive in determining whether such transaction requires disclosure under applicable securities laws. The Committee shall half-yearly advise the Board of all Related Person Transactions, if any, approved or ratified by the Committee.

5. Definitions

For purposes of this policy, the following definitions shall apply:

“Executive Officer” means the Chief Executive Officer or any other officer or other person who performs a policy making function for the Company, including any executive officer of a subsidiary of the Company if such person performs policy making functions for the Company.

“Immediate Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person (other than a tenant or employee) sharing the household of such person.

“Related Person” means any of the following: (i) any person who is or was since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement an Executive Officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of 5% or more of any class of voting securities of the Company or (iii) an Immediate Family Member of any of the persons identified in clauses (i) or (ii) hereof.

“Related Person Transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (ii) the Company or any of its consolidated subsidiaries is or will be a participant; and (iii) a Related Person has or will have a direct or indirect interest (including any indebtedness or guarantee of indebtedness), but excluding the transactions described in Section 7. This also includes any material amendment or modification to an existing Related Person Transaction.

6. Pre-Approval

The Committee shall have the authority to determine certain transactions or categories of transactions with Related Persons that are not considered Related Person Transactions for purposes of this Policy given their nature, size and degree of significance to the Company and/or the immateriality of such transaction to the relevant Related Person, and that are not required to be individually reported to, reviewed by, and/or approved or ratified by the Committee.

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7. Exceptions

The Board has determined that each of the following transactions are not considered Related Person Transactions for purposes of this policy:

a)	Any indebtedness incurred for the purchase of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;

b)	Any transaction in which the rates or charges involved in connection therewith are determined by competitive bids;

c)	Any transaction in which the interest of the Related Person arises solely from the ownership of a class of equity securities of the Company and all holders of that class of equity securities of the Company receive the same benefit on a pro rata basis;

d)	Any transaction where the Related Person’s interest derives solely from his or her direct or indirect ownership (together with the ownership of any other Related Person) of less than a 5% equity interest in another entity’s (other than a partnership) outstanding equity which is a party to the transaction;

e)	Any transaction where the Related Person’s interest derives solely from his or her position as a limited partner in a partnership in which the Related Person and all other Related Persons have an interest of less than 5%, and the Related Person is not a general partner of and does not hold another position in the partnership;

f)	Any transaction where the Related Person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

g)	Any employment relationship or transaction (including Equity Awards) involving an Executive Officer if (a) the related compensation is reported pursuant to Item 402 of Regulation S-K or (b) the Executive Officer is not an Immediate Family Member of another Executive Officer or director of the Company and the related compensation would have been reported under Item 402 of Regulation S-K if the Executive Officer was a “named executive officer” (as defined in Item 402 of Regulation S-K) and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

h)	Any compensation (including Equity Awards) paid to a director of the Company if the compensation is reported pursuant to Item 402 of Regulation S-K and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

i)	Any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

j)	Any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

k)	Any charitable contribution, grant, endowment or pledge by the Company to a charitable organization, foundation or university where the Related Person’s only relationship with that organization is as a director and the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts; or

l)	Any transaction pre-approved by the Committee in accordance with Section 6 above.

8. Amendment

The Board may amend or otherwise modify this policy from time to time with the approval of a majority of the members of the Board.

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